Exhibit 10.6
RESTRICTED STOCK
UNIT AWARD AGREEMENT
     This Restricted Stock Unit Award (“Award”) is made this            day of     (“Date of Grant”), by Motorola, Inc. (the “Company” or “Motorola”) to Edward J. Zander (the “Grantee”).
     WHEREAS, the Grantee is receiving the Award under the Motorola Omnibus Incentive Plan of 2006, (the “2006 Omnibus Plan”);
     WHEREAS, the Award is a special grant of Motorola restricted stock units authorized by the Board of Directors and the Board’s Compensation and Leadership Committee (the “Compensation Committee”); and
     WHEREAS, it is a condition to the Grantee receiving the Award that Grantee electronically accept the terms, conditions and Restrictions applicable to the restricted stock units as set forth in this agreement.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Company hereby awards restricted stock units to the Grantee on the following terms and conditions:
1.	Award of Restricted Stock Units. The Company hereby grants to the Grantee a total of [ Number of Shares] Motorola restricted stock units (the “Units”) subject to the terms and conditions set forth below. All Awards shall be paid in whole shares of Motorola Common Stock (“Common Stock”); no fractional shares shall be credited or delivered to Grantee.
2.	Restrictions. The Units are being awarded to the Grantee subject to the transfer and forfeiture conditions set forth below (the “Restrictions”) which shall lapse, if at all, as described in Section 3 below. For purposes of this Award, the term Units includes any additional Units granted to the Grantee with respect to Units, still subject to the Restrictions.
a.	The Grantee may not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, sell, assign, pledge, encumber, charge or otherwise transfer any of the Units still subject to Restrictions. The Units shall be forfeited if the Grantee violates or attempts to violate these transfer Restrictions. Motorola shall have the right to assign this Agreement, which shall not affect the validity or enforceability of this Agreement. This Agreement shall inure to the benefit of assigns and successors of Motorola.

b.	Any Units still subject to the Restrictions shall be automatically forfeited upon the Grantee’s termination of employment with Motorola or a Subsidiary for any reason, other than death, Total and Permanent

Disability, as defined in Section 3(a) below, or as otherwise set forth in Section 3(a)(v) below. For purposes of this Agreement, a “Subsidiary” is any corporation or other entity in which a 50 percent or greater interest is held directly or indirectly by Motorola and which is consolidated for financial reporting purposes.

c.	If the Grantee violates the covenants in Section 7 of the Employment Agreement between the Grantee and the Company, originally dated as of December 15, 2003 and as amended May 2, 2006 (the “Employment Agreement), in addition to all remedies in law and/or equity available to the Company, Grantee shall forfeit all restricted stock units under the Award whose Restrictions have not lapsed, and, for all restricted stock units under the Award whose Restrictions have lapsed, Grantee shall immediately pay to the Company the Fair Market Value (as defined in paragraph 7 below) of Common Stock on the date(s) such Restrictions lapsed, without regard to any taxes that may have been deducted from such amount.

The Company will not be obligated to pay the Grantee any consideration whatsoever for forfeited Units.
3.	Lapse of Restrictions.
a.	The Restrictions applicable to the Units shall lapse, as long as the Units have not been forfeited as described in Section 2 above, as follows:
(i)	[Vesting Schedule] (the “Restricted Period”);

(ii)	Upon a Change in Control of the Company (as defined by the 2006 Omnibus Plan); provided, however, that if a Change in Control of the Company occurs and the successor corporation (or parent thereof) does not assume this Award or replace it with a comparable award; provided, further, that with respect to any Award that is assumed or replaced, such assumed or replaced awards shall provide that the Restrictions shall lapse for any Participant that is involuntarily terminated (for a reason other than “Cause”) or quits for “Good Reason” within 24 months of the Change in Control. For purposes of this paragraph, the terms “Change in Control”, “Cause” and “Good Reason” are defined in the Employment Agreement.

(iii)	If the Grantee becomes Totally and Permanently Disabled. A “Total and Permanent Disability” means “Disability” as defined in the Employment Agreement;

(iv)	If the Grantee dies; or

(v)	If the Grantee’s employment is terminated by Motorola

without “Cause” or by the Grantee for “Good Reason” (as such terms are defined in the Employment Agreement), pursuant and subject to the provisions of Section 5(a)(iii) of the Employment Agreement.
b.	If during the Restricted Period the Grantee takes a Leave of Absence from Motorola or a Subsidiary and the Grantee’s employment from Motorola or a Subsidiary is not terminated for any reason (other than death, Total and Permanent Disability or as set forth in Section 3(a)(v)), the Units will continue to be subject to this Agreement. If the Restricted Period expires while the Grantee is on a Leave of Absence the Grantee will be entitled to the Units even if the Grantee has not returned to active employment. “Leave of Absence” means a leave of absence from Motorola or a Subsidiary that is not a termination of employment, as determined by Motorola.

c.	To the extent the Restrictions lapse under this Section 3 with respect to the Units, they will be free of the terms and conditions of this Award.
4.	Adjustments. If the number of outstanding shares of Motorola Common Stock (“Common Stock”) is changed as a result of stock dividend, stock split or the like without additional consideration to the Company, the number of Units subject to this Award shall be adjusted to correspond to the change in the outstanding shares of Common Stock.
5.	Dividends No dividends (or dividend equivalents) shall be paid with respect to Units credited to the Grantee’s account.
6.	Delivery of Certificates or Equivalent. Upon the lapse of Restrictions applicable to the Units, the Company shall, at its election, either (i) deliver to the Grantee a certificate representing a number of shares of Common Stock equal to the number of Units upon which such Restrictions have lapsed, or (ii) establish a brokerage account for the Grantee and credit to that account the number of shares of Common Stock of the Company equal to the number of Units upon which such Restrictions have lapsed plus, in either case, a cash payment equal to the value of any fractional Unit then credited to the Grantee’s account.
7.	Withholding Taxes. The Company is entitled to withhold applicable taxes for the respective tax jurisdiction attributable to this Award or any payment made in connection with the Units. The Grantee may satisfy any minimum withholding obligation by electing to have the plan administrator retain shares of Common Stock deliverable in connection with the Units having a Fair Market Value on the date the Restrictions applicable to the Units lapse equal to the amount to be withheld. “Fair Market Value” for this purpose shall be the closing price for a share of Common Stock on the day the Restrictions applicable to the Units lapse as reported for the New York Stock Exchange Composite Transactions in the Wall Street Journal, Midwest edition.

8.	Voting and Other Rights.
a.	The Grantee shall have no rights as a stockholder of the Company in respect of the Units, including the right to vote and to receive dividends and other distributions until delivery of certificates representing shares of Common Stock in satisfaction of the Units.

b.	The grant of Units does not confer upon the Grantee any right to continue in the employ of the Company or a Subsidiary or to interfere with the right of the Company or a Subsidiary, to terminate the Grantee’s employment at any time.
9.	Consent to Transfer Personal Data By accepting this award, Grantee voluntarily acknowledge and consent to the collection, use, processing and transfer of personal data as described in this paragraph. Grantee is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect Grantee’s ability to participate in the Plan. Motorola, its Subsidiaries and Grantee’s employer hold certain personal information about Grantee, that may include Grantee’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary grade, hire data, salary, nationality, job title, any shares of stock held in Motorola, or details of all restricted stock units or any other entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of managing and administering the Plan (“Data”). Motorola and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Grantee’s participation in the Plan, and Motorola and/or any of its Subsidiaries may each further transfer Data to any third parties assisting Motorola in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. Grantee authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on Grantee’s behalf to a broker or other third party with whom Grantee may elect to deposit any shares of stock acquired pursuant to the Plan. Grantee may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting Motorola; however, withdrawing Grantee’s consent may affect Grantee’s ability to participate in the Plan.
10.	Nature of Award. By accepting this Award Agreement, the Grantee acknowledges his or her understanding that the grant of Units under this Award Agreement is completely at the discretion of Motorola, and that Motorola’s decision to make this Award in no way implies that similar awards may be granted in the future. In addition, the Grantee hereby acknowledges that he or she has entered into employment with Motorola or a Subsidiary upon terms that did not include this Award or similar awards, that his or her decision to continue employment is not dependent on an expectation of this Award or similar awards, and that any amount received under this Award is considered an amount in addition to that which the Grantee expects to be paid for the performance of his or her services. Grantee’s acceptance of this Award is voluntary. The Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long service awards, pension, or retirement benefits or similar payments, notwithstanding any provision of any compensation, insurance agreement, or benefit plan to the contrary.
11.	Remedies for Breach. Grantee hereby acknowledges that the harm caused to the Company by the breach or anticipated breach of Section 7 of the Employment Agreement will be irreparable and further agrees the Company may obtain injunctive relief against the Grantee in addition to and cumulative with any other legal or equitable rights and remedies the Company may have pursuant to this Agreement, any other agreements between the Grantee and the Company for the protection of the Company’s Confidential Information, or law, including the recovery of liquidated damages. Grantee agrees that any interim or final equitable relief entered by a court of competent jurisdiction, as specified in paragraph 14 below, will, at the request of the Company, be entered on consent and enforced by any such court having jurisdiction over the Grantee. This relief would occur without prejudice to any rights either party may have to appeal from the proceedings that resulted in any grant of such relief.
12.	Acknowledgements. With respect to the subject matter of Section 7 of the Employment Agreement, no waiver of any breach of any provision of this Agreement by the Company shall be construed to be a waiver of any succeeding breach or as a modification of such provision. The provisions of this Agreement shall be severable and in the event that any provision of this Agreement shall be found by any court as specified in paragraph 14 below to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties. Grantee hereby agrees that the court may modify any invalid, overbroad or unenforceable term of this Agreement so that such term, as modified, is valid and enforceable under applicable law. Further, by accepting any Award under this Agreement, Grantee affirmatively states that (s)he has not, will not and cannot rely on any representations not expressly made herein.
13.	Funding. No assets or shares of Common Stock shall be segregated or earmarked by the Company in respect of any Units awarded hereunder. The grant of Units hereunder shall not constitute a trust and shall be solely for the purpose of recording an unsecured contractual obligation of the Company.
14.	Governing Law. All questions concerning the construction, validity and interpretation of this Award shall be governed by and construed according to the law of the State of Illinois without regard to any state’s conflicts of law principles. Any disputes regarding this Award or Agreement shall be brought only in the state or federal courts of Illinois.
15.	Waiver. The failure of the Company to enforce at any time any provision of this Award shall in no way be construed to be a waiver of such provision or any other provision hereof.
16.	Actions by the Committee. The Committee may delegate its authority to administer this Agreement. The actions and determinations of the Compensation Committee or delegate shall be binding upon the parties.
17.	Acceptance of Terms and Conditions. By electronically accepting this Award within 30 days after the date of the electronic mail notification by the Company to Grantee of the grant of this Award (“Email Notification Date”), Grantee agrees to be bound by the foregoing terms and conditions, the 2006 Omnibus Plan and any and all rules and regulations established by Motorola in connection with awards issued under the 2006 Omnibus Plan. If Grantee does not electronically accept this Award within 30 days of the Email Notification Date, Grantee will not be entitled to the Units.
18.	Plan Documents. The 2006 Omnibus Plan and the Prospectus for the 2006 Omnibus Plan are available at http://myhr.mot.com/pay_finances/awards_incentives/stock_options/plan_documents.jsp or from Motorola Global Rewards, 1303 East Algonquin Road, Schaumburg, IL 60196 (847) 576-7885.